FIRST AMENDED OPERATING AND MANAGEMENT AGREEMENT

OF

ROCKY MOUNTAIN HIGH WATER COMPANY, LLC

(A Delaware Limited Liability Company)

This FIRST AMENDED Operating and Management Agreement (this “Agreement”) is entered into on November 12, 2016 to be effective to the fullest extent permissible under applicable law as of June 30, 2016 (the “Effective Date”), by and among Rocky Mountain High Water Company, LLC, a Delaware limited liability company (the “Company”) and the members thereof, as amended, being EAGLE SPIRIT LAND & WATER COMPANY, an Oklahoma corporation (“ESLWC”), and POAFPYBITTY FAMILY, LLC, an Oklahoma limited liability company (“PFLLC”). ESLWC and PFLLC are referred to from time to time individually as a “Member,” and collectively as the “Members.” Certain capitalized terms used but not defined elsewhere in this Agreement have the meanings set forth in Section 15 below. Any and all Related Party Agreements executed between the Members and dated on or prior to the date of this Agreement shall be and are hereby terminated and merged to the extent set forth into this Agreement.

The parties have agreed to organize and operate a limited-liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties have entered into the following agreement:

1.       OFFICES

1.1       Principal Office. The principal office of the Company shall be located at 9101 LBJ Freeway, Suite 200, Dallas, TX  75243.

The Company may have such other offices, either within or without the State of Delaware as the Manager (defined below) may designate or as the business of the Company may from time to time require.

1.2       Registered Office, Registered Agent. The address of the registered office of the Company required to be maintained in the State of Delaware is Capitol Services, Inc. The resident agent at such office is 1675 South State Street, Suite B, Dover, DE 19901. The registered office and registered agent may be changed from time to time by action of the Manager and by filing the prescribed form with the Delaware Secretary of State.

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1.3 Term. The term of the Company commences on June 26, 2016, the date on which the Company’s certificate of formation (the “Certificate”) was filed with the Secretary of State of the State of Delaware, and shall continue perpetually unless sooner terminated as provided in this Agreement.

2.       MANAGEMENT

2.1       Manager Designation.

(a)             The business and affairs of the Company will be managed, operated and controlled by or under the direction of a single manager (the “Manager”). The Members hereby designate ESLWC as the initial Manager. The Manager will have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement, including the terms of Section 2.2.

(b)            The Company and the Members will take such actions as may be required to ensure that the number of Managers is at all times one (1), and that such Manager shall at all times be ESLWC or its designee.

2.2       Manager Limitations. Notwithstanding anything to the contrary in this Agreement, the Manager shall not undertake or cause the Company to undertake any of the following without the written approval of the holders of not less than 60% of the issued and outstanding Units:

(a)                Hire any personnel with a salary greater than $225,000 per year for the Company;

(b)               Borrow any money, execute any guaranty or long-term lease, or grant any security interests in the Company’s assets;

(c)                Issue or sell any equity interests of the Company, other than those issued to the Members;

(d)               Enter into, amend, waive or terminate any Related Party Agreement

(e)                Sell any material assets of the Company in any single or series of related transactions, other than water sales; or

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(f)                Dissolve, wind-up or liquidate, or take any action that will result in the dissolution, winding-up or liquidation of, the Company or any Company Subsidiary or initiate a bankruptcy proceeding involving the Company or any Company Subsidiary.

2.3       Compensation. The Manager will not receive any salary or other compensation for its services as Manager; provided, however, that the Manager will be reimbursed by the Company for any reasonable expenses incurred by the Manager in connection with the performance of its duties as Manager.

2.4       Officers. The Manager may appoint one or more individuals as officers of the Company as it deems necessary or desirable to carry on the business of the Company and the Manager may delegate to any such officers such power and authority as the Manager deems advisable, including without limitation Laura Poafpybitty and Robert Smith. Any individual may hold two or more offices of the Company. Each officer will hold office until his or her successor is designated by the Manager or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Company. Any officer may be removed by the Manager with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Manager.

3.       MEETINGS

3.1       Annual Meeting. The annual meeting of the Members shall be held in the month of July in each year, beginning with the year 2017 for the purpose updating the Members and shall be held in Dallas, Texas.

3.2       Special Meetings. Subject to the Notice provisions of 3.4, special meetings of the Members, for any purpose or purposes, may be called by the Manager.

3.3 Regular Meetings. Regular meetings of the Members, for any purpose or purposes, shall be called by the Manager on a monthly, quarterly, or annual basis.

3.4       Notice of Meeting. Except where notice is not required, as provided herein, written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purposes for which the meeting is called, shall be given not less than ten (10) days before the date of the meeting, by or at the direction of the manager(s), to each Member of record entitled to vote at such meeting. When all the Members of the Company are present at any meeting and do not object to notice, or if those not present sign in writing a waiver of notice of such meeting, or subsequently ratify all the proceedings thereof, the transactions of such meeting are as valid as if a meeting were formally called and notice had been given.

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3.5       Place of Meeting. Except as provided herein, all regular meetings of the Members may be conducted telephonically.

3.6       Waiver of Attendance. Attendance by a Member at a meeting shall be deemed a waiver of any objection to notice or place of a meeting, unless the Member appears solely for purposes of objecting to notice or place of meeting.

3.7       Quorum. A quorum of any meeting of the Members will require the presence of all of the Members. Subject to Section 3.8, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 3.8, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding not less than 60% of the issued and outstanding Voting Units.

3.8 Action Without a Meeting. Notwithstanding anything to the contrary, any matter that may be voted on, consented to or approved by the Members may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are, as applicable signed by a Member or Members holding not less than 60% of the issued and outstanding Voting Units

3.9 Proxies. On any matter that is to be voted on by Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Every proxy will be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation will not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

3.10 Telephonic Meeting. Members of the Company may participate in any meeting of the Members by means of conference telephone or similar communication if all persons participating in such meeting can hear one another for the entire discussion of the matter(s) to be discussed. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

4.       FISCAL MATTERS

4.1       Fiscal Year. For both accounting and tax reporting purposes, the fiscal year of the Company shall be the twelve (12) month period ending on June 30 of each year.

4.2       Deposits. All cash funds of the Company shall be deposited from time to time to the credit of the Company in such banks, trust companies, or other depositories as the Manager may select.

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4.3       Checks, Drafts, Etc. All checks, drafts, notes, liabilities incurred by the Company, or other orders for the payment of money issued in the name of the Company shall be signed by the Manager or by an officer of the Company designated for that purpose by the Manager.

4.4       Accountant. An accountant may be selected from time to time by the Manager to perform such tax and accounting services as may from time to time be required.

4.5       Legal Counsel. One or more attorney(s) at law may be selected from time to time by the Manager to review the legal affairs of the Company and to perform such other services as may be required and to report to the Members with respect thereto.

5.       MEMBERSHIP RECORDS AND TRANSFER OF OWNERSHIP

5.1       Membership Records. The Manager shall maintain a current record of the Members, their equity ownership interest in the Company, their capital accounts, and their Member percentages.

5.2       Transfer of Ownership. Subject to Section 13.12, no Member may transfer his, her or its Units in the Company at any time unless first offering the interest to the other Members in writing pursuant to the terms of Section 5.3. The transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member without the unanimous written consent of all of the Members. The transferee shall only be entitled to receive the share of the profits or other compensation and the return of contributions, if any, to which that Member would otherwise be entitled.

5.3       First Right of Refusal. Upon the proposed transfer of Units the remaining Members shall have the option to purchase the interest of the transferring Member in the Company or the interest intended to be transferred by the Member. All such purchases shall be on terms and conditions as follows:

(a)                If the selling Member and the other Members are not able to agree upon the value of the applicable interest, then such interest will be appraised by an Appraiser selected and paid for by the selling Member. The other Member(s), within fifteen (15) days after receipt of such appraisal, may object to the appraisal. In such an event, the interest shall be appraised by two (2) new Appraisers, one (1) of whom shall be selected and paid for by the Member wishing to sell or assign his, her or its interest, and one (1) by the remaining Members of the Company.

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(b)               The appointed Appraisers will appraise the Company interest and affix thereto a dollar value. In the event that the Appraisers are unable to arrive at the same appraisal figure, after attempting to do so in good faith, then in that event the average between the two (2) appraisal figures shall be used to arrive at the appraisal value upon which the purchase price is fixed.

(c)                Each remaining Member shall have the right to subscribe for such interest in the proportion that his holdings of interest bear to the then total interests owned by all of the remaining Members. In the event any of the remaining Members fail to subscribe for all of their proportionate share of such interest, then the remaining Members who purchased their full share shall, within ten (10) days thereafter, have the right to purchase proportionately such interest until each remaining Member has the opportunity to purchase all of such interest of the selling Member.

(d)               The appraised sum so determined shall be paid to the selling Member over a period of time and in such amounts as determined by the Members by mutual agreement. If no agreement can be reached, then the sale shall be for a term of five (5) years at an interest rate equal to the applicable federal rate in effect at the date of sale.

(e)                If the other Members do not elect, within thirty (30) days following the date on which the appraised sum for the interest is determined, to purchase the interest that is proposed to be transferred, then the transferring Member may transfer such interest at any time during the one hundred and twenty (120) day period following the date on which the appraised sum for the interest is determined.

(f)                No such transfer by a selling Member shall of itself effect dissolution of this Company. Any such transfer of an interest shall be reflected by a properly amended version of this Agreement.

(g)               No person who obtains the interest of any Member in the Company shall have the right to become a substitute Member without the unanimous written consent of all of the Members.

5.4        Prohibition on Hypothecation by Members. No Member shall mortgage or grant a security interest in his, her, or its interest in the Company.

6.       CAPITAL AND CAPITAL CONTRIBUTIONS

6.1       Capital of the Company. The capital of the Company shall be the aggregate amount of the capital contribution made to it by the Members.

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6.2       Original Contribution of Members. On the Effective Date, the Members shall contribute to the Company the properties, assets, or rights described in Schedule A hereto.

6.3       Membership Percentages. Each Member holds the number of Units set forth on Schedule A hereto.

6.4 No Additional Capital Contributions. Additional capital contributions will be made only with the unanimous written consent of the Members.

7.       CAPITAL ACCOUNTS

An individual capital account shall be maintained for each Member under the rules for maintaining capital accounts as may be prescribed in federal treasury regulations. Unless required to the contrary by regulations, a Member’s capital account shall be his, her, or its original capital contribution, increased by his, her, or its share of (a) income, (b) gain, and (c) tax-exempt income of the Company, and reduced by his or her share of (d) distributions of money or property, (e) deductions, (f) losses, and (g) other Company expenditures.

8.       ADMISSION OF NEW MEMBERS

New Members may be admitted to the Company upon unanimous written consent by all of the Members.

9.       PROFIT AND LOSS ALLOCATIONS

9.1       Unit Activity. All profits of the Company associated with the Unit Activity will be allocated to the holders of the Units as set forth in Attachment 1 hereto. To the fullest extent permissible under applicable tax law, all losses of the Company associated with the Unit Activity will be allocated to ESLWC for tax reporting purposes.

9.2       Losses, Expenditures, and Deductions. Any and all losses, expenditures, and deductions shall be allocated to the Member’s account as described in Schedule A hereto.

10.       DISTRIBUTIONS

Available Cash. Within thirty (30) days following the first business day of each fiscal quarter of the Company, the Manager will (a) determine the amount, if any, of all Available Cash that existed on such first business day, and (b) cause all such Available Cash to be distributed to the holders of the Units as set forth in Attachment 1 hereto, subject to the first, 70% to ESLWC and 30% to PFLLC, until distributions to ESLWC under this Section equal

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the aggregate amount of, if any, of all capital contributions made by ESLWC to the Company for the express purpose of any activities and transactions of the Company associated with (a) growing hemp on the Land for experimental or commercial purposes, and (b) any development of the Land for commercial or other purposes; all on the commercial terms as set forth in Attachment 1 hereto.

11.       BOOKS AND RECORDS

11.1       Books and Records. The books and records of the Company required by the Act shall be kept at the principal office of the Company. Other books and records shall be kept at such other places, within or without the State of Delaware, as the Manager shall from time to time determine.

11.2       Right of Inspection. Any Member of record shall have the right to examine, at any reasonable time or times, for all purposes, the financial statements, the books and records of account, minutes and records of Members and to make copies thereof, with copies at the Member’s expense. Such inspection may be made by any agent or attorney of the Member.

11.3       Financial Records. All financial records shall be maintained and reported based on generally acceptable accounting practices.

12.       DISSOLLUTION AND LIQUIDATION

12.1       Events of Dissolution. The Company will be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)       An election to dissolve the Company made by in writing by the written approval of the holders of not less than 60% of the issued and outstanding Units;

(b)       The sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company, other than water sales; or

(c)       The entry of a decree of judicial dissolution under § 18-802 of the Act.

12.2       Effectiveness of Dissolution. Dissolution of the Company will be effective on the day on which the event described in Section 12.1 occurs, but the Company will not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.3 and the Certificate has been cancelled as provided in Section 12.4.

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12.3       Liquidation. If the Company is dissolved pursuant to Section 12.1, the Company will be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:

(a)       Liquidator. The Manager will act as liquidator to wind up the Company (in such capacity, the “Liquidator”). The Liquidator will have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)       Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator will cause a proper accounting to be made by a recognized and reputable firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)       Distribution of Proceeds. The Liquidator will liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i)                 First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the reasonable expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)               Second, to the establishment of and additions to reserves that are determined by the Liquidator in its reasonable discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)             Third, to the Members in the same manner as distributions are made under Section 10.

(d)       Discretion of Liquidator. Notwithstanding the provisions of Section 12.3(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.3(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its reasonable discretion, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the

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Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its fair market value.

12.4       Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.3(c), the Company will be terminated and the Liquidator will cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and will take such other actions as may be necessary to terminate the Company.

12.5       Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason will not release any party from any loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing will replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 13.3.

12.6       Recourse for Claims. Each Member will look solely to the assets of the Company for all distributions with respect to the Company and such Member’s capital account and will have no recourse therefor (upon dissolution or otherwise) against the Manager, the Liquidator or any other Member.

13.       MISCELLANEOUS

13.1       Notice. Whenever notice of any kind is required or permitted under the terms and provisions of the Act, the Certificate, or this Agreement, the same may be deposited with the U.S. Postal Service by registered or certified mail, postage prepaid, to the indicated parties at their address set forth on Schedule A hereto (or at such other address for a party as is specified in a notice given in accordance with this Section 13.1): or in lieu thereof, by regular first class mail, postage prepaid, private carrier, email transmission, or delivery in person. If properly mailed by registered or certified mail, the date of mailing shall be the effective date of notice. Otherwise, the effective date of notice shall be the date of actual receipt by the party entitled to notice.

13.2       Waiver of Notice. Whenever any notice is required to be given pursuant to the provisions of the Act, the Certificate, or this Agreement, a waiver thereof, in writing, signed by the persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

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13.3       Indemnification. To the fullest extent permissible under the Act, the Company shall indemnify, defend, and hold harmless any Person who was or is a party defendant or is threatened to be made a party defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a Member, Manager, or officer of the Company, against all losses, liabilities, damages, and expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the indemnified party in connection with such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not in itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

13.4       Other Indemnification. The Company shall indemnify any employee, agent, attorney, or other person acting on behalf of the Company under the same terms and conditions as set forth in Section 13.3.

13.5 Indemnification Funding; Insurance. The Company shall fund the indemnification obligations provided by Section 13.3 or 13.4 in such manner and to such extent as the Manager may from time to time deem proper. The Manager may, in its discretion, cause the Company to maintain insurance coverage to provide for any expenses of indemnification of the Company or for any other reason. If insurance coverage is obtained by the Company, the Company will, if appropriate depending on the type of coverage, cause PFLLC to be named as an additional insured party under the applicable policies.

13.6       Gender and Number. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural thereof.

13.7       Articles and Other Headings. The Articles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation.

13.8       Reimbursement of Officers and Members. The Manager, employees, agents, attorneys, and Members shall receive reimbursement for expenses reasonably incurred in the performance of their duties.

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13.9       Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.10       Applicable Law, Jurisdiction and Venue. To the fullest extent permitted by law, all questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the conflicts, of the State of Delaware. Further, any suit involving any dispute or matter arising under this Agreement may only be brought in any Oklahoma State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby specifically waive any and all sovereign immunity regarding the subject matter and enforceability of this Agreement against the respective parties hereto and others, including without limitation, lenders, vendors, managers, Members, contractors, attorneys, agents, and representatives; and expressly consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

13.11 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders without any requirement for a bond or other security (a) restraining and enjoining any act which would constitute a breach, or (b) compelling the performance of any obligation which, if not performed, would constitute a breach.

13.12 Assignment to ESLWC Sub. Notwithstanding anything to the contrary in this Agreement (including the provisions of Section 5.3), each party hereby agrees that ESLWC may, at any time following the Effective Date, assign all of its rights and obligations under this Agreement to a wholly-owned subsidiary of ESLWC. ESLWC hereby agrees that it will, promptly following any such assignment of rights and obligations, provided written notice of same to PFLLC.

13.13       Tax Matters Partner. The Members hereby appoint the Manager to serve as the “tax matters partner” (as such term is defined in Code Section 6231(b)) for the Company.

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13.14       Anticipated Transactions. It is anticipated that the members, employees, agents, attorneys, optionees, other persons acting on behalf of the Members, and manager may have other legal and financial relationships, whether a conflict or not which is expressly waived hereby with informed consent. Representatives of this Company, along with representatives of other entities including those set forth above, may from time to time participate in the joint development of contracts and transactions designed to be fair and reasonable to each participant and to afford an aggregate benefit to all participants. Such relationships shall be subject to the provisions of Section 2.2(d).

14.       AMENDMENTS

This Agreement may be altered, amended, restated, or repealed and a new Agreement may be adopted by a unanimous vote of the Members.

15.       CERTAIN DEFINED TERMS. For purposes of this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq, and any successor statute, as it may be amended from time to time.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Appraiser” means a qualified independent appraiser, accountant, or investment bank who is, or that is, knowledgeable and experienced in valuing entities similar to the Company.

“Available Cash” as of any date means all cash funds of the Company on hand as of such date from all sources, reduced by: (a) all Company Costs and Expenses that are due and payable as of such date or that are expected to become due and payable in the next 90 days; and (b) provision for reasonable working capital reserves, with the amount of such reserves to be reasonably determined by the Manager.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Company Costs and Expenses” mean all of the expenditures made or to be made with respect to the operations, business, and affairs of the Company as reasonably determined by the Manager.

“Land” means the approximately 160 acre tract as more specifically described in Attachment 1 hereto.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to a distributive share of net income, net losses and other items of income, gain, loss and deduction of the Company; (b) to a distributive share of the assets of the Company upon distribution or liquidation; (c) to vote on, consent to or otherwise participate in any decision of the Members to the extent and subject to the limitations provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Related Party Agreement” means any transaction, agreement, or contract with any Person that is a Member, or an Affiliate of a Member.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and having the privileges, preference, duties, liabilities, obligations and rights specified in this Agreement.

“Water” means all water located on, in, or under the Land including, without limitation, all water associated with the approximately 2.5 acre artesian spring located on the Land.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Effective Date.

The Company:

ROCKY MOUNTAIN HIGH WATER COMPANY, LLC

By:       Eagle Spirit Land & Water Company

Its:       Sole Manager

By: /s/____________________________

Name:       Charles Smith

Title:       President

The Members:

EAGLE SPIRIT LAND & WATER COMPANY

By: /s/_________________________________

Name:       Charles Smith

Title:       President

POAFPYBITTY FAMILY LLC

By: /s/__________________________________

Name:       Laura Poafpybitty

Title:       Chief Executive Officer

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Schedule A

Member Schedule*

Member	Voting Units		Equity Units
Capital Contribution – SEE Attachment 1	Number	Percentage	Number	Percentage
Poafpybitty Family, LLC 909 SE 5th Street Anadarko, PK 73005	2,500.00	25.00%	5,100.00	51.00%
Eagle Spirit Land & Water Company 9101 LBJ Freeway, Suite 200 Dallas, TX 75243	7,500.00	75.00%	4,900.00	49.00%
Total:	10,000.00	100.00%	10,000	100.00%

*100% of any and all losses, expenditures, and deductions shall be allocated to the account of Eagle Spirit Land & Water Company.

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Attachment 1*

*It is expressly understood that the value interests contributed by the POAFPYBITTY FAMILY, LLC are interests in the surface estate and water rights, more specifically described herein, and are owned by individual Indians in trust or restricted status. The general and specific authority to develop this project is contained in 25 CFR 162.601(a) (4); 25 CFR 162.012(a) (1); 25 CFR 162.006(b) (2); 25 CFR 162.014(c) (2); April 30, 2015 Email to George Beatty (Acting Superintendent for the United States Department of the Interior, Bureau of Indian Affairs, Anadarko, Agency, P.O. Box 309, Anadarko, Oklahoma 73005). It is further understood that the proven water reserves value will be accounted for by EAGLE SPIRIT LAND & WATER COMPANY.

CAPITAL CONTRIBUATION BY THE EAGLE SPIRIT LAND & WATER COMPANY (ESLWC)

1)	ESLWC previously paid in cash or certified funds to POAFPYBITTY FAMILY, LLC (PF) the amount of Twenty Thousand Dollars ($20,000) and previously issued warrant to purchase 500,000 shares of ROCKY MOUNTAIN HIGH BRANDS, INC. common stock at a time and price per share as mutually agreed upon for the utilization of the property as described below.

2)	ESLWC hereby agrees to grow hemp on the Land for experimental or commercial purposes by no later than the third anniversary of the Effective Date; provided, however, that this obligation will not apply if such activity (A) is not permitted under applicable law, (B) requires permits or other consents which ESLWC is unable to obtain after using commercially reasonable efforts, or (C) ESLWC and PF are unable to agree to the related commercial, legal, and other terms and conditions after using good faith efforts.

3)	ESLWC will have the right but not the obligation to develop the Land during the term for commercial or other purposes on commercial, legal, and other terms and conditions negotiated by ESLWC and PF in good faith. and

4)	Company will also provide gross revenue to PF as follows: 1) a one-time previously paid deposit of $2,500; 2) $0.01 per gallon of water removed from the Land; and 3) with respect to all water sold, an amount equal to 3.0% of the gross purchase price received for the Water. Notwithstanding the foregoing, if the total amount payable for any 12 month period of the term, other than the initial 12 month period of the term, is less than $30,000 (the “Minimum Annual Amount”) then PF shall be paid an additional amount equal to the amount of the shortfall. The Minimum Annual Amount shall be adjusted annually following the first three years of the term, based on the percentage increase or decrease to the Consumer Price Index as determined by the United States Government.

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CAPITAL CONTRIBUATION BY THE POAFPYBITTY FAMILY, LLC (PF)

The Indian surface estate is more specifically described as “The Southwest Quarter (SW1/4) of Section Thirteen (13), Township 4 North (T4N) Range Twelve West (R12W), Comanche County, Oklahoma. (BIA Tract 795). A tract of land that contains 160 acres more or less.” ("Land").

1)	The utilization of the artesian springs located on the Indian surface estate of 2 1/2 acres for use in a bottling/utilizing/selling of water used in a legal beverage product or any other legal use that is agreed upon by all parties. The term of this capital contribution shall be for 20 years. At the end of the subject 20 year term, ESLWC and PF may mutually agree on terms to allow a 10 year option to extend the term of this capital contribution.